Exhibit 10.3

EXECUTION VERSION

SECOND AMENDED AND RESTATED GUARANTY

This SECOND AMENDED AND RESTATED GUARANTY (“Guaranty”) is executed as of June 28, 2007, by GRAMERCY CAPITAL CORP., a Maryland corporation having its principal place of business at c/o SL Green Realty Corp., 420 Lexington Avenue, New York, New York 10170, GKK CAPITAL LP, a Delaware limited partnership having its principal place of business at c/o SL Green Realty Corp., 420 Lexington Avenue, New York, New York 10170, GRAMERCY INVESTMENT TRUST, a Maryland real estate investment trust having its principal place of business at c/o SL Green Realty Corp., 420 Lexington Avenue, New York, New York 10170, and GKK TRADING CORP., a Delaware corporation having an address at a Delaware corporation having its principal place of business at c/o SL Green Realty Corp., 420 Lexington Avenue, New York, New York 10170, (collectively “Guarantors” and each, individually, a “Guarantor,” (references to “Guarantors” in this Guaranty being understood to refer to, with respect to each Guarantor, such Guarantor)), for the benefit of GOLDMAN SACHS MORTGAGE COMPANY, a New York limited liability partnership, having an address at 85 Broad Street, New York, New York 10004 (“Buyer”).

W I T N E S E T H :

WHEREAS, Buyer, Gramercy Warehouse Funding II LLC, a Delaware limited liability company, and GKK Trading Warehouse II LLC, a Delaware limited liability company (collectively, the “Seller”), are parties to that certain Second Amended and Restated Master Repurchase Agreement dated as of the date hereof (together with any amendments or annexes thereto, the “Repurchase Agreement”);

WHEREAS, Guarantors indirectly own 100% of the membership interests in Seller and Guarantors will derive benefits, directly and indirectly, from the execution, delivery and performance by Seller of the Transaction Documents, and the transactions contemplated by the Repurchase Agreement; and

WHEREAS, it is a condition precedent to the Repurchase Agreement and the consummation of the Transactions thereunder that Guarantors execute and deliver this Guaranty for the benefit of Buyer.

NOW, THEREFORE, for good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, Guarantors do hereby agree as follows:

ARTICLE I

NATURE AND SCOPE OF GUARANTY

1.1           Guaranty of Obligation.  Subject to the terms hereof, Guarantors hereby, jointly and severally, irrevocably and unconditionally guarantee to Buyer and its successors and assigns as a primary obligor the payment and performance of the Guaranteed Obligations (as herein defined) as and when the same shall be due and payable.

1.2           Definition of Guaranteed Obligations.  As used herein, the term “Guaranteed Obligations” means:

(a)           the prompt and complete payment of the Aggregate Repurchase Price with respect to the Purchased Loans on the Repurchase Date and all other amounts due under the Transaction Documents, all amounts in respect of all obligations and indemnities of Seller provided for in the Transaction Documents, and all damages provided for in the Transaction Documents in respect of a failure or refusal by Seller to make any such payment, voluntary or involuntary, whether direct or indirect, absolute or contingent, now or hereafter existing or owing to Buyer; provided, however, notwithstanding any other provision herein, the aggregate sum of the Guaranteed Obligations paid by the Guarantors under this Section 1.2(a) of this Guaranty shall not exceed an amount equal to twenty percent (20%) of the sum of (i) the Aggregate Repurchase Price under the Repurchase Agreement and (ii) the Securities Aggregate Repurchase Price under the Securities Repurchase Agreement;

(b)           any obligations or liabilities of Seller to Buyer to the extent of actual loss, damage, cost or expense incurred by Buyer (including attorneys’ fees and costs reasonably incurred) (collectively, “Damages”) resulting from any of the following:

(i)            any fraud or intentional misrepresentation committed by Seller, Guarantors or any of their respective Affiliates in connection with the execution and delivery of this Guaranty, the Repurchase Agreement, or any of the other Transaction Documents, or any certificate, report, financial statement or other instrument or document furnished to Buyer at the time of the closing of the Repurchase Agreement or during the term of the Repurchase Agreement;

(ii)           the misappropriation or intentional misapplication by Seller, Guarantors or any of their respective Affiliates of any funds to the extent collected by any of them or any agent thereof and not applied in accordance with the Repurchase Agreement;

(iii)          (A) the incurrence of any lien imposed or caused to be imposed either directly or indirectly by Seller, Guarantors or any of their respective Affiliates on any Purchased Loan unless permitted under the Repurchase Agreement, (B) any Change of Control resulting in a material breach of any material covenant contained in the Repurchase Agreement, (C) any transfer, assignment or sale of any Purchased Loan in violation of the Repurchase Agreement, (D) any Significant Modification to a Purchased Loan that would have a Material Adverse Effect on Buyer or (E) the material breach of any material separateness covenants contained in the Repurchase Agreement, in each case, in violation of the applicable covenant set forth in the Repurchase Agreement; and

(iv)          during the continuance of an Event of Default, any distribution by Seller to its equityholders in violation of the Repurchase Agreement and, in the case of such a violation, only to the extent of such distribution; and

(c)           following any bankruptcy of Seller which results from the Seller making a filing under the Bankruptcy Code, or any joining or colluding by Seller, Guarantors or any of their Affiliates in the filing of an involuntary filing against Seller under the Bankruptcy

Code, all Damages incurred by Buyer (including attorneys’ fees and costs reasonably incurred) as a result of such bankruptcy of Seller.

1.3           Nature of Guaranty.  This Guaranty is an irrevocable, absolute, continuing guaranty of payment and performance and not a guaranty of collection.  This Guaranty may not be revoked by Guarantors and shall continue to be effective with respect to any Guaranteed Obligations arising or created after any attempted revocation by Guarantors.  This Guaranty may be enforced by Buyer and any subsequent assignee of Buyer under the Repurchase Agreement and shall not be discharged by the assignment or negotiation of all or part thereof.

1.4           Guaranteed Obligations Not Reduced by Offset.  The Guaranteed Obligations and the liabilities and obligations of Guarantors to Buyer hereunder, shall not be reduced, discharged or released because or by reason of any existing or future offset, claim or defense of Seller, or any other party, against Buyer or against payment of the Guaranteed Obligations, other than payment of the Guaranteed Obligations, whether such offset, claim or defense arises in connection with the Guaranteed Obligations (or the transactions creating the Guaranteed Obligations) or otherwise.

1.5           Payment By Guarantors.  If all or any part of the Guaranteed Obligations shall not be punctually paid, whether on demand, maturity, acceleration or otherwise, Guarantors shall, within five (5) Business Days after demand by Buyer, and without presentment, protest, notice of protest, notice of non-payment, notice of intention to accelerate the maturity, notice of acceleration of the maturity, or any other notice whatsoever, pay in lawful money of the United States of America, the amount then due on the Guaranteed Obligations to Buyer at Buyer’s address as set forth herein.  Such demand(s) may be made at any time coincident with or after the time for payment of all or part of the Guaranteed Obligations pursuant to the Repurchase Agreement.  Such demand shall be deemed made, given and received in accordance with the notice provisions hereof.

1.6           No Duty To Pursue Others.  It shall not be necessary for Buyer (and Guarantors hereby waive any rights which Guarantors may have to require Buyer), in order to enforce the obligations of Guarantors hereunder, first to (i) institute suit or exhaust its remedies against Seller or others liable on the Guaranteed Obligations or any other person, (ii) enforce or exhaust Buyer’s rights against any collateral which shall ever have been given to secure the Guaranteed Obligations, (iii) join Seller or any others liable on the Guaranteed Obligations in any action seeking to enforce this Guaranty or (iv) resort to any other means of obtaining payment of the Guaranteed Obligations. Buyer shall not be required to mitigate damages or take any other action to collect or enforce the Guaranteed Obligations.

1.7           Waivers.  Guarantors agree to the provisions of the Transaction Documents, and hereby waive notice of (i) any loans or advances made by Buyer to Seller or any purchases of Purchased Loans made by Buyer from Seller, (ii) acceptance of this Guaranty, (iii) any amendment or extension of the Repurchase Agreement or of any other Transaction Documents, (iv) the execution and delivery by Seller and Buyer of any other agreement or of Seller’s execution and delivery of any other documents arising under the

Transaction Documents or in connection with the Guaranteed Obligations, (v) the occurrence of any breach by Seller or an Event of Default under the Transaction Documents, (vi) Buyer’s transfer or disposition of the Transaction Documents, or any part thereof, (vii) sale or foreclosure (or posting or advertising for sale or foreclosure) of any collateral for the Guaranteed Obligations, (viii) protest, proof of non-payment or default by Seller, or (ix) any other action at any time taken or omitted by Buyer, and, generally, except to the extent required by the terms hereof, all other demands and notices of every kind in connection with this Guaranty, the Transaction Documents, any documents or agreements evidencing, securing or relating to any of the Guaranteed Obligations.

1.8           Payment of Expenses.  In the event that Guarantors should breach or fail to timely perform any provisions of this Guaranty, Guarantors shall, within five (5) Business Days after demand by Buyer, pay Buyer all reasonable out-of-pocket costs and expenses (including court costs and reasonable attorneys’ fees) incurred by Buyer in the enforcement hereof or the preservation of Buyer’s rights hereunder.  The covenant contained in this Section 1.8 shall survive the payment and performance of the Guaranteed Obligations.

1.9           Effect of Bankruptcy.  In the event that, pursuant to any insolvency, bankruptcy, reorganization, receivership or other debtor relief law, or any judgment, order or decision thereunder, Buyer must rescind or restore any payment, or any part thereof, received by Buyer in satisfaction of the Guaranteed Obligations, as set forth herein, any prior release or discharge from the terms of this Guaranty given to Guarantors by Buyer shall be without effect, and this Guaranty shall remain in full force and effect. It is the intention of Seller and Guarantors that Guarantors’ obligations hereunder shall not be discharged except by Seller’s or Guarantors’ payment and performance of the Guaranteed Obligations which is not so rescinded or Guarantors’ performance of such obligations and then only to the extent of such performance.

1.10         Deferral of Subrogation, Reimbursement and Contribution.  Notwithstanding anything to the contrary contained in this Guaranty, Guarantors hereby unconditionally and irrevocably defer until payment in full of the Guaranteed Obligations any and all rights they may now or hereafter have under any agreement, at law or in equity (including, without limitation, any law subrogating the Guarantors to the rights of Buyer), to assert any claim against or seek contribution, indemnification or any other form of reimbursement from Seller or any other party liable for payment of any or all of the Guaranteed Obligations for any payment made by Guarantors under or in connection with this Guaranty.

1.11         Seller.  The term “Seller” as used herein shall include any new or successor corporation, association, partnership (general or limited), joint venture, trust or other individual or organization formed as a result of any merger, reorganization, sale, transfer, devise, gift or bequest of Seller or any interest in Seller.

ARTICLE II

EVENTS AND CIRCUMSTANCES NOT REDUCING
OR DISCHARGING GUARANTORS’ OBLIGATIONS

Guarantors hereby consent and agree to each of the following, and agree that Guarantors’ obligations under this Guaranty shall not be released, diminished, impaired, reduced or adversely affected by any of the following, except to the extent required by the terms hereof, and waives any common law, equitable, statutory or other rights (including without limitation, except to the extent required by the terms hereof, rights to notice) which Guarantors might otherwise have as a result of or in connection with any of the following:

2.1           Modifications.  Any renewal, extension, increase, modification, alteration or rearrangement of all or any part of the Repurchase Agreement, the other Transaction Documents, or any other document, instrument, contract or understanding between Seller and Buyer, or any other parties, pertaining to the Guaranteed Obligations or any failure of Buyer to notify Guarantors of any such action.

2.2           Adjustment.  Any adjustment, indulgence, forbearance or compromise that might be granted or given by Buyer to Seller.

2.3           Condition of Seller or Guarantors.  The insolvency, bankruptcy, arrangement, adjustment, composition, liquidation, disability, dissolution or lack of power of Seller, Guarantors or any other party at any time liable for the payment of all or part of the Guaranteed Obligations or any dissolution of Seller or Guarantors, or any sale, lease or transfer of any or all of the assets of Seller or Guarantors, or any changes in the shareholders, partners or members of Seller or Guarantors; or any reorganization of Seller or Guarantors.

2.4           Invalidity of Guaranteed Obligations. The invalidity, illegality or unenforceability against Seller of all or any part of the Repurchase Agreement or any document or agreement executed in connection with the Guaranteed Obligations, for any reason whatsoever, including without limitation the fact that (i) the act of creating the Guaranteed Obligations or any part thereof is ultra vires, (ii) the officers or representatives executing the Repurchase Agreement or the other Transaction Documents or otherwise creating the Guaranteed Obligations acted in excess of their authority, (iii) the Seller has valid defenses (other than payment of the Guaranteed Obligations), claims or offsets (whether at law, in equity or by agreement) which render the Guaranteed Obligations wholly or partially uncollectible from Seller, (iv) the creation, performance or repayment of the Guaranteed Obligations (or the execution, delivery and performance of any document or instrument representing part of the Guaranteed Obligations or executed in connection with the Guaranteed Obligations, or given to secure the repayment of the Guaranteed Obligations) is illegal, uncollectible or unenforceable, or (v) the Repurchase Agreement, or any of the other Transaction Documents have been forged or otherwise are irregular or not genuine or authentic, it being agreed that Guarantors shall remain liable hereon regardless of whether Seller or any other person be found not liable on the Guaranteed Obligations or any part thereof for any reason.

2.5           Release of Obligors.  Any full or partial release of the liability of Seller on the Guaranteed Obligations, or any part thereof, or of any co-guarantors, or any other person or entity now or hereafter liable, whether directly or indirectly, jointly, severally, or jointly and severally, to pay, perform, guarantee or assure the payment of the Guaranteed Obligations, or any part thereof, it being recognized, acknowledged and agreed by Guarantors that Guarantors may be required to pay the Guaranteed Obligations in full without assistance or support of any other party, and Guarantors have not been induced to enter into this Guaranty on the basis of a contemplation, belief, understanding or agreement, as between Buyer and Guarantors, that other parties will be liable to pay or perform the Guaranteed Obligations, or that Buyer will look to other parties to pay or perform the obligations of Seller under the Repurchase Agreement or the other Transaction Documents.

2.6           Other Collateral.  The taking or accepting of any other security, collateral or guaranty, or other assurance of payment, for all or any part of the Guaranteed Obligations.

2.7           Release of Collateral.  Any release, surrender, exchange, subordination, deterioration, waste, loss or impairment (including without limitation negligent, willful, unreasonable or unjustifiable impairment) by any party other than Buyer of any collateral, property or security at any time existing in connection with, or assuring or securing payment of, all or any part of the Guaranteed Obligations.

2.8           Care and Diligence.  Except to the extent the same shall result from the gross negligence, willful misconduct, illegal acts or fraud of Buyer, the failure of Buyer or any other party to exercise diligence or reasonable care in the preservation, protection, enforcement, sale or other handling or treatment of all or any part of such collateral, property or security, including but not limited to any neglect, delay, omission, failure or refusal of Buyer (i) to take or prosecute any action for the collection of any of the Guaranteed Obligations or (ii) to foreclose, or initiate any action to foreclose, or, once commenced, prosecute to completion any action to foreclose upon any security therefor, or (iii) to take or prosecute any action in connection with any instrument or agreement evidencing or securing all or any part of the Guaranteed Obligations.

2.9           Unenforceability.  The fact that any collateral, security, security interest or lien contemplated or intended to be given, created or granted as security for the repayment of the Guaranteed Obligations, or any part thereof, shall not be properly perfected or created, or shall prove to be unenforceable or subordinate to any other security interest or lien, it being recognized and agreed as between Buyer and Guarantors by Guarantors that Guarantors are not entering into this Guaranty in reliance on, or in contemplation of the benefits of, the validity, enforceability, collectibility or value of any of the collateral for the Guaranteed Obligations.

2.10         Offset.      The liabilities and obligations of the Guarantors to Buyer hereunder shall not be reduced, discharged or released because of or by reason of any existing or future right of offset, claim or defense (other than payment of the Guaranteed Obligations) of Seller against Buyer, or any other party, or against payment of the Guaranteed Obligations, whether such right of offset, claim or defense arises in connection with the Guaranteed Obligations (or the transactions creating the Guaranteed Obligations).

2.11         Merger.  The reorganization, merger or consolidation of Seller into or with any other corporation or entity.

2.12         Preference.  Any payment by Seller to Buyer is held to constitute a preference under bankruptcy laws, or for any reason Buyer is required to refund such payment or pay such amount to Seller or someone else.

2.13         Other Actions Taken or Omitted.  Except to the extent the same shall result from the gross negligence, willful misconduct, illegal acts or fraud of Buyer, any other action taken or omitted to be taken with respect to the Transaction Documents, the Guaranteed Obligations, or the security and collateral therefor, whether or not such action or omission prejudices Guarantors or increases the likelihood that Guarantors will be required to pay the Guaranteed Obligations pursuant to the terms hereof, it is the unambiguous and unequivocal intention of Guarantors that Guarantors shall be obligated to pay the Guaranteed Obligations when due, notwithstanding any occurrence, circumstance, event, action, or omission whatsoever, whether contemplated or uncontemplated, and whether or not otherwise or particularly described herein, which obligation shall be deemed satisfied only upon the full and final payment and satisfaction of the Guaranteed Obligations.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

To induce Buyer to enter into the Transaction Documents, each Guarantor represents and warrants to Buyer as follows:

3.1           Benefit.  Guarantor has received, or will receive, indirect benefit from the execution, delivery and performance by Seller of the Transaction Documents, and the transactions contemplated therein.

3.2           Familiarity and Reliance.  Guarantor is familiar with, and has independently reviewed books and records regarding, the financial condition of Seller and is familiar with the value of any and all collateral intended to be created as security for the payment of the Guaranteed Obligations; however, as between Buyer and Guarantor, Guarantor is not relying on such financial condition or the collateral as an inducement to enter into this Guaranty.

3.3           No Representation By Buyer.  Neither Buyer nor any other party on Buyer’s behalf has made any representation, warranty or statement to Guarantor in order to induce the Guarantor to execute this Guaranty.

3.4           Guarantor’s Financial Condition.  As of the date hereof, and after giving effect to this Guaranty and the contingent obligation evidenced hereby, Guarantor is, and will be, solvent, and has and will have assets which, fairly valued, exceed its obligations, liabilities (including contingent liabilities fairly estimated) and debts, and has and will have property and assets sufficient to satisfy and repay its obligations and liabilities, as and when the same become due.

3.5           Legality.  The execution, delivery and performance by Guarantor of this Guaranty and the consummation of the transactions contemplated hereunder do not, and will not, contravene or conflict with any law, statute or regulation whatsoever to which Guarantor is subject or constitute a default (or an event which with notice or lapse of time or both would constitute a default) under, or result in the breach of, any material indenture, mortgage, deed of trust, charge, lien, or any material contract, agreement or other instrument to which Guarantor is a party or which may be applicable to Guarantor.  This Guaranty is a legal and binding obligation of Guarantor and is enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to the enforcement of creditors’ rights and subject, as to enforceability, to general principals of equity, regardless whether enforcement is sought in a proceeding in equity or at law.

3.6           Survival.  All representations and warranties made by Guarantor herein shall survive until payment in full of the Guaranteed Obligations.

3.7           Organization.  Guarantor has been duly organized or formed and is validly existing and in good standing with requisite corporate power and authority to own its properties and to transact the businesses in which it is now engaged.  Guarantor is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations except where the failure to do same would not reasonably be expected to have a material adverse effect thereon.  Guarantor possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged, except where the failure to do same would not reasonably be expected to have a material adverse effect thereon.

ARTICLE IV

COVENANTS OF GUARANTOR

Each Guarantor covenants and agrees with Buyer that, until payment in full of all Guaranteed Obligations:

4.1           Financial Statements, Reports, etc.  Parent shall deliver (or cause to be delivered) to Buyer:

(a)           as soon as available and in any event within fifty-five (55) days after the end of each of the first three quarterly fiscal periods of each fiscal year of Guarantor, the unaudited, consolidated balance sheets of Guarantor, which shall incorporate its consolidated subsidiaries, as at the end of such period and the related unaudited, consolidated statements of income and retained earnings and of cash flows for Guarantor, which shall incorporate its consolidated Subsidiaries, for such period and the portion of the fiscal year through the end of such period, accompanied by an Officer’s Certificate of Guarantor, which certificate shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations Guarantor and its consolidated Subsidiaries in accordance with GAAP, consistently applied, as at the end of, and for, such period (subject to normal year-end audit adjustments);

(b)           as soon as available and in any event within one hundred (100) days after the end of each fiscal year of each Guarantor, the consolidated balance sheet of the Guarantor, which shall incorporate its respective consolidated Subsidiaries, if any, as at the end of such fiscal year and the related consolidated statements of income and retained earnings and of cash flows for Guarantor, which shall incorporate its consolidated Subsidiaries, for such year, accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall not be qualified as to scope of audit or going concern and shall state that said consolidated financial statements fairly present the consolidated financial condition and results of operations of Guarantor and its consolidated Subsidiaries as at the end of, and for, such fiscal year in accordance with GAAP; and

(c)           within ten (10) Business Days after Buyer’s request, such further information with respect to the financial affairs of the Guarantor as may be requested by Buyer.

4.2           Litigation.  Guarantor will promptly, and in any event within ten (10) days after service of process on any of the following, give to Buyer notice of all litigation, actions, suits, arbitrations, investigations (including, without limitation, any of the foregoing which are pending or threatened) or other legal or arbitrable proceedings affecting Guarantor or any of its Subsidiaries before any Governmental Authority that (i) questions or challenges the validity or enforceability of the Guaranty or any action to be taken in connection with the transactions contemplated hereby, (ii) makes a claim or claims against Guarantor in an aggregate amount greater than $10,000,000, or (iii) which, individually or in the aggregate, if adversely determined could be reasonably likely to have a Material Adverse Effect.

4.3           Existence, etc.  Guarantor will:

(a)           preserve and maintain its legal existence and all of its material rights, privileges, licenses and franchises;

(b)           comply with the requirements of all applicable laws, rules, regulations and orders of Governmental Authorities (including, without limitation, all environmental laws) if failure to comply with such requirements would be reasonably likely (either individually or in the aggregate) to have a Material Adverse Effect;

(c)           keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied;

(d)           not change its jurisdiction of organization unless it shall have provided Buyer ten (10) days’ prior written notice of such change;

(e)           pay and discharge all taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its property prior to the date on which penalties attach thereto, except for any such tax, assessment, charge or levy the payment of which is being contested in good faith and by proper proceedings and against which adequate reserves are being maintained; and

(f)            permit representatives of Buyer, during normal business hours, to examine, copy and make extracts from its books and records, to inspect any of its properties, and to discuss its business and affairs with its officers, all to the extent reasonably requested by Buyer.

4.4           Prohibition of Fundamental Changes.  Guarantor shall not enter into any transaction of merger or consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation, winding up or dissolution) or sell all or substantially all of its assets; provided, that Guarantor may enter into a merger or consolidation if (a) the surviving or resulting entity shall be a corporation or partnership organized under the laws of the United States or any state thereof; and (b) such entity shall expressly assume by written agreement, in form and substance satisfactory to Buyer in Buyer’s sole discretion, the performance of all of the duties and obligations under this Guaranty; and, provided, further, that if after giving effect thereto, no Default or Event of Default would exist.

4.5           Notices.  Guarantor shall give notice to Buyer promptly upon Guarantor’s receipt of notice or knowledge of the occurrence of any Default or Event of Default.

4.6           Limitation on Distributions.  Parent shall not declare or make any payment on account of, or set apart assets for, a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of any equity or partnership interest of Parent , whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of Parent , except, so long as no Default, Event of Default, Margin Deficit or breach of any of the financial covenants set forth in Section 4.7 below shall have occurred and be continuing, Parent may make (i) such payments solely to the extent necessary to preserve its status as a REIT, (ii) quarterly dividend distributions in an amount up to 100% of its Funds From Operation for the immediately preceding fiscal quarter and (iii) an annual dividend distribution, so long as the total amount thereof, when combined with the previous four (4) quarterly dividend distributions described herein does not exceed an amount equal to one hundred percent (100%) of Parent’s consolidated Funds From Operation for the immediately preceding four (4) fiscal quarters, (iv) Special Dividend Distributions and (v) cash distributions to its shareholders to the extent necessary to (A) avoid the payment by Parent of taxes imposed under Sections 857(b)(1) and 4981 of the Code and (B) allow its shareholders to pay any taxes imposed on them under Sections 857(b)(3), (4), (5), (6) or (7) of the Code.  Notwithstanding the foregoing restrictions, nothing in this Section 4.6 shall limit the ability of Parent to effect a buy back of its Capital Stock pursuant to Section 4.10 to the extent permitted therein. The term “Funds From Operation” as used herein shall mean, for a given period, (a) Net Income of the Parent and its Subsidiaries for such period (before extraordinary and non-recurring items), minus (or plus) (b) gains (or losses) from debt restructuring and sales of property during such period, plus (c) depreciation and amortization of real and personal property assets for such period, plus (d) without duplication, income from unconsolidated partnerships and joint ventures, determined in each case in accordance with GAAP.

4.7           Financial Covenants.  Guarantor covenants and agrees that:

(a)           as of the fiscal quarter most recently ended, (i) the Interest Coverage Ratio shall equal to exceeds 1.35 to 1.00, (ii) the Consolidated Leverage Ratio shall not exceed 0.90 to 1.00, (iii) the Total Liabilities Ratio shall not exceed 0.85 to 1.00, (iv) the Fixed Charge Coverage Ratio shall equal or exceed 1.25 to 1.00 and (v) the Guarantor’s Tangible Net Worth is equal to or greater than the sum of (i) $400,000,000 and (ii) 75% of the net proceeds from the issuance by any Guarantor or any Subsidiary thereof of any capital stock of any class (whether in a public offering or a private placement) subsequent to the date of this Agreement; and

(b)           at all times (i) the Net Income of the Guarantor (calculated on a consolidated basis) shall be a positive amount, (ii) the Liquidity of the Guarantor (calculated on a consolidated basis) shall not be less than $15,000,000, and (iii) no Guarantor shall incur any Indebtedness in excess of the Maximum Guarantor Debt Amount.

(c)           Within forty-five (45)(1) days of the end of any fiscal quarter, Parent shall deliver to Buyer a Financial Covenant Compliance Certificate setting forth the calculation of each of the financial covenants set forth in Section 4.7(a) and (b) above.

4.8           Voluntary or Collusive Filing.  Guarantor shall not voluntarily file a case, or join or collude with any Person in the filing of an involuntary case, in respect of the Seller under the Bankruptcy Code.

4.9           Hedging Transactions.  Each Guarantor that is from time to time party to a Hedging Transaction related to any Purchased Loan shall make, or cause to be made, all payments from time to time due and payable [by][from] such Guarantor under such Hedging Transaction directly into the Blocked Account.

4.10         Internalization of Management.  Parent shall not internalize the management of Parent without the prior written consent of the Buyer; provided, however, that such consent shall be granted by Buyer so long as (i) no Margin Deficit, Default or Event of Default exists under the Repurchase Agreement, (ii) Seller shall, at the time of such internalization, and Parent shall cause Seller to continue after such internalization, to meet all covenants, conditions, representations and warranties, whether financial or otherwise, as set forth in any of the Transaction Documents and (iii) Parent shall deliver to the Buyer a fairness opinion, in form and substance acceptable to the Buyer, provided by a nationally recognized expert in the related field acceptable to the Buyer.

4.11         Buy Back of Capital Stock.  No Guarantor shall be permitted to buy back any of its Capital Stock while this Guarantee remains in effect unless (1) no Margin Deficit,

(1) Conforming change to MRA.

Default or Event of Default exists under the Agreement and (2) Sellers and each Guarantor shall continuously (and immediately thereafter) meet all covenants, conditions, representations and warranties, whether financial or otherwise, as set forth in any of the Transaction Documents.

ARTICLE V

SUBORDINATION OF CERTAIN INDEBTEDNESS

5.1           Subordination of All Guarantor Claims.  As used herein, the term “Guarantor Claims” shall mean all debts and liabilities of Seller to Guarantors arising as the consequence of this Guaranty or the payment or other performance by Guarantors hereunder, whether such debts and liabilities now exist or are hereafter incurred or arise, or whether the obligations of Seller thereon be direct, contingent, primary, secondary, several, joint and several, or otherwise, and irrespective of whether such debts or liabilities be evidenced by note, contract, open account, or otherwise, and irrespective of the person or persons in whose favor such debts or liabilities may, at their inception, have been, or may hereafter be created, or the manner in which they have been or may hereafter be acquired by Guarantors.  The Guarantor Claims shall include without limitation all rights and claims of Guarantors against Seller (arising as a result of subrogation or otherwise) as a result of Guarantors’ payment of all or a portion of the Guaranteed Obligations.  Upon the occurrence and during the continuance of an Event of Default, Guarantor shall not receive or collect, directly or indirectly, from Seller or any other party any amount upon the Guarantor Claims until payment in full of the Guaranteed Obligations.

5.2           Claims in Bankruptcy.  In the event of receivership, bankruptcy, reorganization, arrangement, debtor’s relief, or other insolvency proceedings involving Seller as debtor, Buyer shall have the right to prove its claim in any such proceeding so as to establish its rights hereunder and receive directly from the receiver, trustee or other court custodian dividends and payments which would otherwise be payable upon Guarantor Claims.  Guarantors hereby assign such dividends and payments to Buyer.  Should Buyer receive, for application upon the Guaranteed Obligations, any such dividend or payment which is otherwise payable to Guarantors, and which, as between Seller and Guarantors, shall constitute a credit upon the Guarantor Claims, then upon payment to Buyer in full of the Guaranteed Obligations, Guarantors shall become subrogated to the rights of Buyer to the extent that such payments to Buyer on the Guarantor Claims have contributed toward the liquidation of the Guaranteed Obligations, and such subrogation shall be with respect to that proportion of the Guaranteed Obligations which would have been unpaid if Buyer had not received dividends or payments upon the Guarantor Claims.

5.3           Payments Held in Trust.  In the event that, notwithstanding anything to the contrary in this Guaranty, Guarantors should receive any funds, payment, claim or distribution which is prohibited by this Guaranty, Guarantors agree to hold in trust for Buyer an amount equal to the amount of all funds, payments, claims or distributions so received, and agree that they shall have absolutely no dominion over the amount of such funds, payments, claims or distributions so received except to pay them promptly to Buyer, and Guarantors covenant promptly to pay the same to Buyer.

5.4           Liens Subordinate.  Guarantors agree that any liens, security interests, judgment liens, charges or other encumbrances upon Seller’s assets securing payment of the Guarantor Claims shall be and remain inferior and subordinate to any liens, security interests, judgment liens, charges or other encumbrances upon Seller’s assets securing payment of the Guaranteed Obligations, regardless of whether such encumbrances in favor of Guarantors or Buyer presently exist or are hereafter created or attach.  Without the prior written consent of Buyer, Guarantors shall not (i) exercise or enforce any creditor’s right they may have against Seller, or (ii) foreclose, repossess, sequester or otherwise take steps or institute any action or proceedings (judicial or otherwise, including without limitation the commencement of, or joinder in, any liquidation, bankruptcy, rearrangement, debtor’s relief or insolvency proceeding) to enforce any liens, mortgage, deeds of trust, security interests, collateral rights, judgments or other encumbrances on assets of Seller securing payment of the Guarantor Claims held by Guarantors.

ARTICLE VI

MISCELLANEOUS

6.1           Waiver.  No failure to exercise, and no delay in exercising, on the part of Buyer, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right.  The rights of Buyer hereunder shall be in addition to all other rights provided by law.  No modification or waiver of any provision of this Guaranty, nor consent to departure therefrom, shall be effective unless in writing and no such consent or waiver shall extend beyond the particular case and purpose involved.  No notice or demand given in any case shall constitute a waiver of the right to take other action in the same, similar or other instances without such notice or demand (except to the extent such a notice or demand is required by the terms hereof).

6.2           Notices.  All notices, consents, approvals and requests required or permitted hereunder shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) hand delivery, with proof of attempted delivery, (b) certified or registered United States mail, postage prepaid, (c) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or (d) by telecopier (with answerback acknowledged); provided that such telecopied notice must also be delivered by one of the means set forth in (a), (b) or (c), addressed as follows (or at such other address and person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section 6.2):

If to Guarantors:	Gramercy Capital Group
c/o SL Green Realty Corp.
420 Lexington Avenue

New York, NY 10170
Attn: Hugh F. Hall
Chief Operating Officer
Telephone: (212) 297-1713
Telecopier: (212) 297-1090

With a copy to:	GKK Capital LP
c/o SL Green Realty Corp.
420 Lexington Avenue
New York, NY 10170
Attn:

With a copy to:	Gramercy Investment Trust
c/o SL Green Realty Corp.
420 Lexington Avenue
New York, NY 10170
Attn:

With a copy to:	GKK Trading Warehouse
c/o SL Green Realty Corp.
420 Lexington Avenue
New York, NY 10170
Attn:

With a copy to:	Dechert LLP
4000 Bell Atlantic Tower
171 Arch Street
Philadelphia, PA 19103-2793
Attention: Richard D. Jones, Esq.
Telephone: (212) 994-2501
Telecopier: (212) 655-2501

If to Buyer:	Goldman Sachs Mortgage Company
85 Broad Street
New York, New York 10004
Attention: Marc Flamino
Facsimile No.: (212) 902-1691

With copies to:	Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
Attention: Kimberly Brown Blacklow, Esq.
Facsimile No.: (212) 225-3999

A notice shall be deemed to have been given:  (a) in the case of hand delivery, at the time of delivery, (b) in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day, (c) in the case of expedited prepaid delivery upon the first attempted delivery on a Business Day; or (d) in the case telecopier, upon receipt of answerback confirmation; provided that such telecopied notice was also delivered as required in this Section 6.2.  A party receiving a notice that does not comply with the technical requirements for notice under this Section 6.2 may elect to waive any deficiencies and treat the notice as having been properly given.

6.3           Governing Law.  This Guaranty shall be governed by New York law.

6.4           SUBMISSION TO JURISDICTION; WAIVERS.  SELLER HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(a)           SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS GUARANTY, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF;

(b)           CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND, TO THE EXTENT PERMITTED BY LAW, WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT OR THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(c)           AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO ITS ADDRESS SET FORTH HEREIN OR AT SUCH OTHER ADDRESS OF WHICH BUYER SHALL HAVE BEEN NOTIFIED; AND

(d)           AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT TO SUE IN ANY OTHER JURISDICTION.

6.5           WAIVER OF JURY TRIAL.  EACH OF GUARANTORS AND, BY THEIR ACCEPTANCE OF THIS GUARANTY, BUYER, HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE TRANSACTIONS CONTEMPLATED HEREBY.  THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE.  ANY PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER.

6.6           Invalid Provisions.  If any provision of this Guaranty is held to be illegal, invalid, or unenforceable under present or future laws effective during the term of this Guaranty, such provision shall be fully severable and this Guaranty shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Guaranty, and the remaining provisions of this Guaranty shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Guaranty, unless such continued effectiveness of this Guaranty, as modified, would be contrary to the basic understandings and intentions of the parties as expressed herein.

6.7           Amendments.  This Guaranty may be amended only by an instrument in writing executed by Guarantors and Buyer.

6.8           Parties Bound; Assignment; Joint and Several.  This Guaranty shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns and legal representatives; provided, however, that Guarantors may not, without the prior written consent of Buyer, assign any of their rights, powers, duties or obligations hereunder.  The obligations and liabilities of each Guarantor shall be joint and several.

6.9           Headings.  Section headings are for convenience of reference only and shall in no way affect the interpretation of this Guaranty.

6.10         Recitals.  The recital and introductory paragraphs hereof are a part hereof, form a basis for this Guaranty and shall be considered prima facie evidence of the facts and documents referred to therein.

6.11         Counterparts.  This Guaranty may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Repurchase Agreement by signing any such counterpart.

6.12         Rights and Remedies.  If Guarantors become liable for any indebtedness owing by Seller to Buyer, by endorsement or otherwise, other than under this Guaranty, such liability shall not be in any manner impaired or affected hereby and the rights of Buyer hereunder shall be cumulative of any and all other rights that Buyer may ever have against Guarantors.  The exercise by Buyer of any right or remedy hereunder or under any other instrument, or at law or in equity, shall not preclude the concurrent or subsequent exercise of any other right or remedy.

6.13         Other Defined Terms.  Any capitalized term utilized herein shall have the meaning as specified in the Repurchase Agreement, unless such term is otherwise specifically defined herein.

6.14         Entirety.  This Guaranty embodies the final, entire agreement of Guarantors and Buyer with respect to Guarantors’ Guaranty of the Guaranteed Obligations and supersedes any and all prior commitments, agreements, representations, and understandings, whether written or oral, relating to the subject matter hereof.  This Guaranty is intended by Guarantors and Buyer as a final and complete expression of the terms of the Guaranty, and no course of dealing between Guarantors and Buyer, no course of performance, no trade practices, and no evidence of prior, contemporaneous or subsequent oral agreements or discussions or other extrinsic evidence of any nature shall be used to contradict, vary, supplement or modify any term of this Guaranty.  There are no oral agreements between Guarantors and Buyer relating to the subject matter hereof.

[SIGNATURE ON NEXT PAGE]

EXECUTED as of the day and year first above written.

GRAMERCY CAPITAL CORP.,
a Maryland corporation

By:
Name: Hugh Hall
Its: Chief Operating Officer

GKK CAPITAL, L.P.,
a Delaware limited partnership

By:
Name:
Its:

GRAMERCY INVESTMENT TRUST,
a Maryland real estate investment trust

By:
Name:
Its:

GKK TRADING CORP.,
a Delaware corporation

By:
Name:
Its: